Exhibit (10)(bb)

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AGREEMENT, made this 15th day of June, 2003, by and between C-COR.net CORP., a Pennsylvania Business Corporation with its principal place of business at 60 Decibel Road, State College, Pennsylvania (“Corporation”),

-AND-

        DAVID A. WOODLE, an individual, of 110 Berwick Drive, Boalsburg, Pennsylvania 16827 (“Employee”).

BACKGROUND

        A.    Employee has been employed by Corporation since July 20, 1998. Employee now serves as Corporation’s Chairman, President and Chief Executive Officer.

        B.    Corporation and Employee entered into an Amended and Restated Employment Agreement on September 14, 1999 and an Amendment to Employment Agreement on January 18, 2000 (the “Employment Contracts”).

        C.    On June 18, 2002, Corporation and Employee entered into a Second Amended and Restated Employment Agreement making amendments to the Employment Contracts and an Amended and Restated Change of Control Agreement.

        D.    On November 13, 2002, Corporation and Employee entered into a First Amendment to the Amended and Restated Change of Control Agreement.

        E.    Corporation and Employee desire to consolidate the documents referred to in Background Sections C and D above into this Third Amended and Restated Employment Agreement.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound thereby, the parties hereto agree as follows:

SECTION I

Description of Employment

        1.01.    Employment and Term. The term of Employee’s employment with Corporation commenced on July 20, 1998 and shall extend to June 30, 2008 (the “Term”).

        1.02.    Capacity. During the balance of the Term, Employee shall serve as Corporation’s Chairman, Chief Executive Officer and President, or in such other offices or capacities as shall be determined by Corporation’s Board of Directors. Further, if elected by Corporation’s shareholders, Employee shall, without additional compensation therefor, serve as a member of Corporation’s Board of Directors.

        1.03.    Time and Efforts. During the Term, Employee shall diligently and conscientiously devote his best efforts and his full time and attention to the discharge of his duties as Chairman, Chief Executive Officer and President and of such other duties as may be determined by the Board of Directors of Corporation. Employee acknowledges that during the period of his employment pursuant to this Agreement as the Chairman, Chief Executive Officer and President of Corporation, he will not have any other employment or business affiliations without the prior approval of the Board of Directors of Corporation.

SECTION II

Compensation

        2.01.    Salary. During the period of Employee’s employment hereunder as Chairman, Chief Executive Officer and President (irrespective of such other offices or titles as may be held by Employee) the Corporation shall pay to Employee a salary at an annual rate of Four Hundred Thousand and 00/100 ($400,000) Dollars, payable bi-weekly, for services rendered. The amount of Employee’s salary shall be reviewed annually by the Compensation Committee of the Board of Directors and may be adjusted as determined by the committee.

        2.02.    Business Expenses. Employee shall be reimbursed by Corporation for all reasonable expenses incurred in carrying out his employment duties or in otherwise promoting the business of Corporation by presenting to the designated officer of Corporation an itemized expense account report with receipts attached.

        2.03.    Incentive Compensation. During the Term, Corporation shall include Employee as a participant under Corporation’s “Profit Incentive Plan.” Employee will be entitled to such awards as are declared from time to time by the Board of Directors under the terms of the “Profit Incentive Plan.”

        2.04.    Additional Retirement Benefit. Employee shall receive an annual additional retirement benefit of Fifty Thousand and 00/100 ($50,000.00) Dollars commencing at Employee’s “retirement,” as defined below and continuing until Employee’s death. For this purpose “retirement” shall have the same definition as under the C-COR.net Corp. Incentive Plan.

        2.05.    Life Insurance Coverage. Corporation will provide to Employee group term life insurance in a face amount equal to three times the Employee’s salary. Changes in life insurance coverage will occur at the same time Employee’s salary is changed pursuant to Section 2.01 hereof.

        2.06.    Automobile Allowance. During the Term, Corporation shall pay Employee, on or about the first of each month, a monthly allowance of Eight Hundred and 00/100 ($800.00) Dollars to be used to defray Employee’s automobile expenses.

        2.07.    Financial and Tax Planning Reimbursement. Corporation agrees to reimburse Employee for expenses incurred in his personal financial and tax planning up to an amount not exceeding One Thousand Five Hundred and 00/100 ($1,500.00) Dollars per year during the Term of this Agreement.

        2.08.    Other Benefit Plans. Employee shall also be eligible to participate in Corporation’s other fringe benefit plans, including both those plans presently existing and those which may in the future be adopted, in accordance with the terms and provisions of such plans.

        2.09.    Vacation. Employee shall be entitled to a reasonable amount of vacation but not less than three (3) weeks per year.

        2.10.    Club Memberships. Corporation agrees to reimburse Employee for annual dues he is required to pay as a condition of membership at the Centre Hills Country Club during the Term of this Agreement.

        2.11.    Physical Examination. Corporation agrees to reimburse Employee for the expense of an annual physical examination by a physician selected by Employee.

SECTION III

Intellectual Property

        3.01.    Disclosure. Employee agrees to promptly and fully disclose to Corporation all inventions, improvements, original works of authorship, formulas, processes, computer programs, techniques, know-how and data (hereinafter collectively referred to as “Inventions”), whether or not patentable or copyrightable, made or conceived or first reduced to practice or learned by Employee either alone or jointly with others, whether during Employee’s regular hours of employment and directly or indirectly relating to or capable of being used for the benefit of Corporation’s business. Employee agrees, without compensation additional to that provided for in Section II of this Agreement, to assign all rights in and to such Inventions to Corporation and to execute, at Corporation’s request, appropriate documents effectuating such assignments.

        3.02.    Maintenance of Records. Employee agrees to maintain accurate and current written records of all such Inventions, in the form of notes, sketches, drawings, or reports which shall be and will remain the property of and be available to Corporation at all times.

        3.03.    Provision of Assistance. Employee agrees, upon Corporation’s request, during and after the Term of employment set forth herein, to assist Corporation, its attorneys, and nominees at its or their expense in preparing and prosecuting applications for letters patent on Inventions created by him and applications to register copyrights on inventions created by him providing, however, that time actually spent by Employee at such work after termination of employment, at Corporation’s request, shall be paid for by Corporation at a reasonable rate, and that necessary expenses incurred by Employee in connection with Employee’s duties under this paragraph shall be paid by Corporation.

        3.04.    Previous Inventions. Employee expressly retains an interest in and title to Inventions patented or unpatented which Employee conceived prior to his Term of employment with Corporation.

3.05.    Term of Obligations. Employee’s termination of employment by Corporation under this Agreement shall not affect the obligations imposed on Employee by Paragraphs 3.01, 3.02 and 3.03 and such obligations shall be binding on Employee’s heirs, executors and administrators.

SECTION IV

Confidentiality and Noncompetition

4.01.    Confidentiality. Employee agrees, during and after his Term of employment hereunder, without the prior written consent of Corporation, not to disclose to any person other than Corporation, by publication or otherwise, or use for his own benefit, any confidential information of Corporation or any Inventions, whether conceived in whole or in part by Employee or by others. Employee’s duty under this paragraph includes but is not limited to the nondisclosure of trade secrets or confidential information, knowledge or data of Corporation which he may obtain during the course of his employment relating to Corporation’s business, technical or otherwise, including but not limited to manufacturing methods, processes, techniques, products, engineering development products, computer programs, customer lists, machines, research, compositions, inventions or discoveries. Employee agrees that upon leaving the employ of Corporation, he will not take with him any original or copy of documents, or records relating to the foregoing matters, without the written consent of Corporation. This Section does not apply to any Inventions described in Section 3.04 above.

4.02.    Noncompetition. In consideration of Employee’s employment, for the duration of his employment by Corporation, and for a period of two (2) years after the termination thereof, Employee agrees:

(a)    Not to, on behalf of himself or any other entity or corporation, directly or indirectly, as an employee, agent, independent contractor, owner, stockholder, partner, officer, director or otherwise, engage in the business of the manufacture or sale of electronic equipment for use in cable television or broadband data transmission systems in North America, Central America and

South America, Europe, the Middle East and the Far East, including the Pacific Rim.

(b)    Not to call on or solicit, on behalf of himself or on behalf of any other entity or corporation, any of the customers of Corporation for the purpose of selling or distributing to any of said customers any product or service comparable to or competitive with products or services developed, sold and/or distributed by Corporation or products or services which Corporation may have under development during the period of time Employee was employed by Corporation (“Corporation’s Products”); nor will Employee in any way, directly or indirectly, for himself or on behalf of any other entity or corporation, solicit, divert or take away any customer of Corporation. For purposes of this Agreement, “customer” shall mean any person, entity or corporation which has purchased Corporation’s Products, or has received a price quotation from Corporation for Corporation’s Products, at any time within the three (3) year period prior to the date of termination of Employee’s employment.

(c)    Not to enter or attempt to enter into an employment or agency relationship with any person who, at the time of such entry (or attempted entry), or at the time of termination of Employee’s service with Corporation, was an officer, director, employee, principal or agent of Corporation if, but only if, such employment or agency relationship is with respect to a business in competition with Corporation.

(d)    Not to induce or attempt to induce any person described in subparagraph (c) to leave his or her employment, agency, directorship or office with Corporation to enter into a business in competition with Corporation.

It is understood by and between the parties to this Agreement that the aforesaid covenants set forth in this Section 4.02 are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Corporation would not have agreed to the terms of employment set forth in this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provisions in this Agreement. The existence of any claim or cause of action by Employee against Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Corporation of such covenants. In addition to all other legal remedies available to Corporation for enforcement of the covenants of this Section 4.02, the parties agree that Corporation shall be entitled to an injunction by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof. The parties to this Agreement agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area of application, or the definition of Corporation’s Products in such covenants to be unreasonable, arbitrary or against public policy, then a lesser time period and/or a smaller geographical area and/or a less encompassing definition of Corporation’s Products which are determined to be reasonable, nonarbitrary and not against public policy may be enforced against Employee. The parties to this Agreement agree and acknowledge that they are familiar with the present and proposed operations of Corporation and believe that the restrictions set forth in this Section 4.02 are reasonable with respect to its subject matter, duration and geographical application. The provisions of this Section 4.02 may be waived, in part or fully, in writing by Corporation at its option. These restrictive covenants shall survive the termination of this Agreement.

SECTION V

Indemnification for Service as Director and Officer

5.01.    Indemnity of Employee. Should Employee serve Corporation as a director or officer during the Term, Corporation shall hold harmless and indemnify Employee as a director or officer to the full extent authorized or permitted by the provisions of the Pennsylvania Business Corporation Law (the “State Statute”), or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification which is adopted after the date hereof.

5.02.    Maintenance of Insurance and Self-Insurance.

(a)    Corporation represents that it presently has in force and effect policies of Directors and Officers Liability Insurance (“D&O Insurance”) in insurance companies and amounts as determined from time to time by Corporation (the “Insurance Policies”). Subject only to the provisions of Section

5.02(b) hereof, Corporation hereby agrees that, so long as Employee shall serve as a director or officer of Corporation (or shall continue at the request of Corporation to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and thereafter so long as Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative by reason of the fact that Employee was a director or officer of Corporation (or served in any of said other capacities), Corporation will purchase and maintain in effect for the benefit of Employee one or more valid, binding and enforceable policy or policies of D&O Insurance providing, in all respects, coverage at least comparable to that presently provided pursuant to the Insurance Policies.

(b)    Corporation shall not be required to maintain said policy or policies of D&O Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the then directors of Corporation, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

(c)    In the event Corporation does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of Section 5.02(b) hereof, Corporation agrees to hold harmless and indemnify Employee to the full extent of the coverage which would otherwise have been provided for the benefit of Employee pursuant to the Insurance Policies.

5.03.    Additional Indemnity. Subject only to the exclusions set forth in Section 5.04 hereof, Corporation hereby further agrees to hold harmless and indemnify Employee:

(a)    Against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) to which Employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Employee is, was or at any time becomes a director, officer, employee or agent of Corporation, or is or was serving or at any time serves at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and

(b)    Otherwise to the fullest extent as may be provided to Employee by Corporation under the non-exclusivity provisions of Section 7-1 of the Bylaws of Corporation and the State Statute.

5.04.    Limitations on Additional Indemnity. No indemnity pursuant to Section 5.03 hereof shall be paid by Corporation:

(a)    except to the extent the aggregate of losses to be indemnified thereunder exceeds the sum of One Thousand and 00/100 ($1,000.00) Dollars plus the amount of such losses for which Employee is indemnified either pursuant to Sections 5.01 or 5.02 hereof or pursuant to any D&O Insurance purchased and maintained by the Corporation;

(b)    in respect to remuneration paid to Employee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(c)    on account of any suit in which judgment is rendered against Employee for an accounting of profits made from the purchase or sale by Employee of securities of Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(d)    on account of Employee’s conduct which is finally adjudged by a court of competent jurisdiction to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct or recklessness; and

(e)    if a final decision by a court of competent jurisdiction shall determine that such indemnification is not lawful.

5.05.    Continuation of Indemnity. All agreements and obligations of Corporation contained herein shall continue during the period Employee is a director, officer, employee or agent of Corporation (or is or was serving at the request of Corporation as a director, officer, employee or agent of another corporations, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Employee was a director of Corporation or serving in any other capacity referred to herein.

5.06.    Notification and Defense of Claim. Promptly after receipt by Employee of notice of the commencement of any action, suit or proceeding, Employee will, if a claim in respect thereof is to be made against Corporation under this Section V, notify Corporation of the commencement thereof; but the omission so to notify Corporation will not relieve it from any liability which it may have to Employee otherwise than under this Section V. With respect to any such action, suit or proceeding as to which Employee notifies Corporation of the commencement thereof:

(a)    Corporation will be entitled to participate therein at its own expense; and

(b)    Except as otherwise provided below, to the extent that it may wish, Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to Employee. After notice from Corporation to Employee of its election so to assume the defense thereof, Corporation will not be liable to Employee under this Section V for any legal or other expenses subsequently incurred by Employee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Employee shall have the right to employ Corporation’s counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from Corporation of its assumption of the defense thereof shall be at the expense of Employee unless (i) the employment of counsel by Employee has been authorized by Corporation, (ii) Employee shall have reasonably concluded that there may be a conflict of interest between Corporation and Employee in the conduct of the defense of such action or (iii) Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of Corporation. Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of Corporation or as to which Employee shall have made the conclusion provided for in (ii) above.

        (c)    Corporation shall not be liable to indemnify Employee under this Section V for any amounts paid in settlement of any action or claim effected without its written consent. Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Employee with Employee’s written consent. Neither Corporation nor Employee will unreasonably withhold its or his consent to any proposed settlement.

          5.07.    Repayment of Expenses. Employee will reimburse Corporation for all reasonable expenses paid by Corporation in defending any civil or criminal action, suit or proceeding against Employee in the event and only to the extent that it shall be ultimately determined that Employee is not entitled to be indemnified by Corporation for such expenses under the provisions of the State Statute, the Bylaws of Corporation, this Section V or otherwise.

          5.08.    Enforcement.

(a)    Corporation expressly confirms and agrees that it has entered into this Section V and assumed the obligations imposed on Corporation hereby in order to induce Employee to, if elected, serve as a director of Corporation, and acknowledges that Employee is relying upon this Section V in agreeing to serve Corporation in such capacity.

(b)    In the event Employee is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Corporation shall reimburse Employee for all of Employee’s reasonable fees and expenses in bringing and pursuing such action.

SECTION VI

Change in Control

        6.01.    Background. Corporation is concerned that upon a possible or threatened change in control (as defined below), Employee may have concerns about the continuation of his employment status and responsibilities and may be approached by others with employment opportunities, and desires to provide Employee some assurance as to the continuation of his employment status and responsibilities on a basis consistent with that which he has earned in the event of such possible or threatened change in control. Further:

•	Corporation desires to assure that if a possible change in control situation arises and Employee is involved in deliberations or negotiations in connection therewith, that Employee will be in a secure position to consider and negotiate such transaction as objectively as possible and without implied threat to his financial well-being.

•	Corporation is concerned about the possible effect on Employee of the uncertainties created by any proposed change in control of Corporation.

•	Employee is willing to continue to serve but desires that in the event of such a change in control he will continue to have the responsibility, status, income, benefits and perquisites that he received immediately prior to that event.

        6.02.    Change in Control. The provisions of Sections 6.03, 6.04, and 6.05 of this Agreement shall become operative upon a change in control of Corporation, as hereinafter defined. For purposes of this Agreement, a “change in control” shall be deemed to have occurred if and when:

(a)    Subsequent to the date of this Agreement, any person or group of persons acting in concert shall have acquired ownership of or the right to vote or to direct the voting of shares of capital stock of Corporation representing 30% or more of the total voting power of Corporation, or

(b)    Corporation shall have merged into or consolidated with another corporation, or merged another corporation into corporation, on a basis whereby less than 50% of the total voting power of the surviving corporation is represented by shares held by former shareholders of Corporation prior to such merger or consolidation, or

(c)    Corporation shall have sold more than 50% of its assets to another corporation or other entity or person, or

(d)    As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, the persons who were Directors of Corporation before such transaction cease to constitute a majority of Directors of Corporation.

6.03.    Acceleration of Options Upon Change in Control. In the event of a change in control (without regard to whether the Employee’s employment is terminated by reason of the change in control), all outstanding options held by Employee, both exercisable and nonexercisable, shall be immediately exercisable regardless of the time the option has been held by Employee and shall remain exercisable until their original expiration date, subject to applicable requirements of the Internal Revenue Code (the “Code”).

6.04.    Termination Within Eighteen (18) Months. In the event that the employment of Employee with Corporation is terminated involuntarily, other than for gross misconduct, within eighteen (18) months after a change in control occurs:

(a)    Employee shall be entitled to receive an amount of cash equal to the sum of the following amounts:

(i)    five (5) times his annual salary at his rate on the date of termination of employment (but not less than five (5) times Employee’s annual salary prior to the change in control); and

(ii)    an amount equal to five (5) times the annual amount of Corporation’s matching contributions with respect to Employee’s Employee-Directed Contributions to the C-COR.net Corp. Retirement Savings and Profit Sharing Plan (the “401(k) Plan”) and deferral contributions to the C-COR.net Corp. Supplemental Executive Retirement Plan (the “SERP”), determined based on the rate(s) of Corporation’s matching contribution(s) and the rate(s) of Employee’s deferral contribution(s) to the 401(k) Plan and SERP, as applicable, on the date of Employee’s termination of employment (but not less than such rates as in effect on the date immediately preceding the change in control). Such amount shall be paid to Employee in a single sum in cash and shall not be contributed to either the 401(k) Plan or the SERP; and

(iii)    if Employee terminates employment with Corporation during but before the last day of a plan year for which Corporation makes an Employer Discretionary Contribution to the 401(k) Plan, an amount equal to the amount that would have been contributed as an Employer Discretionary Contribution to the 401(k) Plan with respect to the Employee, based on his actual compensation for the plan year taken into account for purposes of the 401(k) Plan, and assuming that he had satisfied all other requirements (e.g., 1000 hours, employment on the last day of the plan year) needed to share in the allocation of such contribution. Such amount will be paid to Employee as soon as practicable after the Corporation’s Employer Discretionary Contribution for the plan year is paid to the 401(k) Plan; and

(iv)    if Employee terminates employment with Corporation prior to acquiring a 100% nonforfeitable interest in, as applicable, his Employer Matching Contribution Account and Employer Discretionary Contribution Account under the 401(k) Plan and/or his Employer Matching Contribution Account under the SERP, an amount equal to the fair market value of the nonvested portion of such account(s) under the 401(k) Plan and the SERP, determined as of the date Employee terminates employment with Corporation and including the value of any investment carnings accrued with respect to the nonvested portion of such account(s) which have accrued but are unallocated as of such date; provided, however, that if Employee should be re-employed by Corporation and receive the restoration of the nonvested portion of his Employer Matching Contribution Account and/or Employer

Discretionary Contribution Account under the 401(k) Plan, then Employee shall be obligated, within 30 days of Corporation’s demand following such restoration, to repay the full amount that had been paid to him under this Section 6.04(a)(iv) representing the fair market value of his nonvested account(s) under the 401(k) Plan.

(b)    Employee shall be entitled to receive an amount of cash equal to five (5) times the average of the Profit Incentive Plan or the successor to such plan (“PIP”) payments of the last five (5) years awarded to him under the PIP of Corporation pursuant to the terms of such PIP as in effect immediately prior to such change in control. Such amount will be paid to Employee within ten (10) days after termination of Employee’s employment. If Employee has not received PIP payments for twenty (20) full quarters at the officer level, the average annual PIP will be calculated by averaging the number of full quarters for which Employee’s officer level PIP has been accrued (whether already paid or not paid) and annualizing that amount.

(c)    Employee shall continue for a period of five (5) years from the date of his termination to be covered at the expense of Corporation by the same or equivalent health, dental, accident, life and disability insurance coverages as he was enrolled in immediately prior to termination of his employment; provided, however, that Employee may elect to be paid in cash within thirty (30) days after termination of his employment an amount equal to Corporation’s cost of providing such coverages during such period.

(d)    On the date of termination, Employee shall become eligible for the benefits payable under Section 2.04 (Additional Retirement Benefit) of this Agreement and such benefits shall be paid to Employee, or if applicable, Employee’s beneficiary, in the same manner, amounts and intervals as if Employee had, on the date of his termination of employment following a change in control, met the age and service requirements for normal retirement as defined in Section 2.04 of this Agreement. In the event the Employee’s benefit from Section 2.04 Additional Retirement Benefit of this Agreement begins to be paid before normal retirement, it shall not be actuarially adjusted to reflect its early commencement.

(e)    All outstanding options held by Employee, both exercisable and nonexercisable, shall be immediately exercisable regardless of the time the option has been held by Employee and shall remain exercisable until their original expiration date, subject to applicable requirements of the Code.

6.05.    Other Events.    If Employee resigns from Corporation within eighteen (18) months after a change in control due to a “Good Reason”, Employee shall be entitled to receive all payments and enjoy all of the benefits specified in Section 6.04 hereof. For purposes of this Agreement, a “Good Reason” shall be if any one or more of the following events has occurred between the change in control and Employee’s resignation:

(a)    A reduction or alteration in the nature or status of Employee’s authorities, duties or responsibilities from those in effect immediately prior to the change in control; or

(b)    If the base salary paid by Corporation to Employee is reduced by more than ten (10%) percent from his salary immediately prior to the change in control; or

(c)    If Corporation requires Employee to relocate his principal place of work to a location more than forty (40) miles from Employee’s former place of work.

6.06.    Excise Tax Gross-Up.

(a)    Notwithstanding any contrary provision in this Agreement, in the event it shall be determined that (i) any payment by Corporation to or for the benefit of Employee pursuant to Sections 6.04, 6.05 of this Agreement, or a portion thereof (a “Payment”), or (ii) any actual or deemed compensation income to Employee, for purposes of Section 280G of the Code, resulting from the acceleration of the exercisability of the Employee’s outstanding options pursuant to Section 6.03 of the Agreement (“Option Income”), would be subject to the excise tax imposed by Section 4999 of the Code (relating to excess parachute payments as described in Section 280G of the Code) (the “Excise Tax”), Employee shall be entitled to receive from Corporation an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (but not including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment and Option Income.

(b)    All determinations required to be made under this Section 6.06, including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 6.06(b), shall be made by the firm of independent accountants engaged to audit Corporation’s financial statements (the “Accounting Firm”) which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to Corporation and Employee within thirty (30) business days after (i) in the case of Option Income, the date of the change in control or such later date as such Option Income is treated as a payment in the nature of compensation for purposes of Section 280G of the Code, or (ii) the date Employee terminates employment with the Corporation and is eligible for Payments under Section 6.04 or 6.05 of this Agreement (or such earlier time as is requested by Corporation). If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefore) and that he has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Employee within ten (10) business days after the Determination is delivered to Corporation. Any determination by the Accounting Firm shall be binding upon Corporation and Employee with respect to Corporation’s obligation to pay the Gross-Up Payment, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment not made by Corporation should have been made (an “Underpayment”), or that a Gross-Up Payment will have been made by Corporation which should not have been made (an “Overpayment”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, following a final determination by a court or the Internal Revenue Service that any portion of the Payment or Option Income is subject to Excise Tax, the amount of such Underpayment shall be promptly paid by Corporation to or for the benefit of Employee. In the case of an Overpayment, Employee shall, at the direction and expense of Corporation, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Corporation, and otherwise reasonably cooperate with Corporation to correct such Overpayment; provided,however, that (i) Employee shall not in any event be obligated to return to Corporation an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 6.06(a), which is to make Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Employee repaying to Corporation an amount which is less than the Overpayment.

        6.07.    Agreements Not Exclusive. The specific agreements referred to in this Section VI are not intended to exclude Employee’s participation in other benefits available to executive personnel generally or to preclude other compensation benefits as may be authorized by the Board of Directors of Corporation at any time and shall be in addition to such compensation and benefits.

        6.08.    Enforcement Costs. Corporation is aware that upon the occurrence of a change in control, the Board of Directors or a shareholder of Corporation may then cause or attempt to cause Corporation to institute, or may institute, litigation seeking to have this Section VI declared unenforceable, or may take, or attempt to take, other action to deny Employee the benefits intended under this Section VI. In these circumstances, the purpose of this Section VI could be frustrated. It is the intent of Corporation that Employee not be required to incur the expenses associated with the enforcement of his rights under this Section VI by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits extended to Employee hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if following a change in control, it should appear to Employee that Corporation has failed to comply with any of its obligations under this Section VI or in the event that Corporation or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Employee the benefits intended to be provided to Employee hereunder and that Employee has complied with all reasonable obligations related to Employee’s employment with Corporation, Corporation irrevocably authorizes Employee from time-to-time to retain counsel of his choice at the direct expense and liability of Corporation as provided in this Section 6.08 to represent Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against Corporation or any director, officer, shareholder or other person affiliated with Corporation, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Corporation and such counsel, the Corporation irrevocably consents to Employee entering into an attorney-client relationship with such counsel, and in that connection Corporation and Employee agree that a confidential relationship shall exist between Employee and such counsel. The reasonable fees and expenses of counsel selected from time-to-time by Employee as hereinabove provided shall be paid or reimbursed to Employee by Corporation on a regular, periodic basis upon presentation by Employee of a statement or statements prepared by such counsel in accordance with its customary practices up to a maximum aggregate amount of $500,000, said amount to be “grossed up” to cover federal and state income taxes. The amount of the gross up shall be calculated in accordance with the following formula: A/ (1-R), where A is the amount of legal fees and R is the combined highest marginal tax rate applicable to Employee in the tax year that the payment is made.

        6.09.    No Set-Off. Corporation shall not be entitled to set-off against the amount payable to Employee any amounts earned by Employee in other employment after termination of his employment with Corporation, or any amounts which might have been earned by Employee in other employment had he sought other employment. The amounts payable to Employee under this Section VI shall not be treated as damages but as severance compensation to which Employee is entitled by reason of termination of his employment in the circumstances contemplated by this Agreement. However, a set-off may be taken by Corporation against the amounts payable to Employee for expenses covering the same or equivalent hospital, medical, accident, and disability insurance coverages as set forth in Section 6.04(c) of this Section VI if such benefits are paid for Employee by a new employer after Employee’s termination of employment by Corporation under Section 6.04 hereof or after Employee’s resignation under Section 6.05 hereof.

        6.10.    Successors and Assigns. The provisions of this Section VI shall be binding upon and inure to the benefit of Corporation and its successors and assigns, and shall be binding upon and inure the benefit of Employee and his legal representatives, heirs, and assigns. Corporation shall require any successor or surviving entity in any change in control

(“Successor”), by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Corporation would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any Successor in accordance with the operation of law and such Successor shall be deemed “Corporation” for purposes of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee and his personal or legal representative, executors, administrators, successors, heirs, distributes, devisees and legatees.

SECTION VII

Miscellaneous

        7.01.    Use of Name. Employee agrees to allow Corporation to have his name or picture used by Corporation for advertising or trade purposes during the Term of this Agreement.

        7.02.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon Employee and upon Corporation, their successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire substantially all of Corporation’s assets or business or into which Corporation may be consolidated, merged or otherwise combined.

        7.03.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

        7.04.    Legal Construction. In the event any one or more of the provisions contained in this Agreement shall for any reason beheld invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        7.05.    Amendment. No amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly executed by the parties hereto.

        7.06.    Integration. This Agreement constitutes the entire understanding and agreement between Corporation and Employee with regard to the subject matter hereof and supersedes all other agreements and understandings between Corporation and Employee.

        7.07.    Severability. In the event that any section, clause or other provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction for any reason, such section, clause or other provision shall be enforceable in any other jurisdiction in which valid and enforceable and, in any event, the remaining sections, clauses and other provisions of this Agreement shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law.

        7.08.    Headings. The headings used in this Agreement are for ease of reference only and are not intended to affect the meaning or interpretation of any of the terms hereof.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement with the intent to be legally bound thereby on the day and year first above written.

CORPORATION:

C-COR.net CORP.

By: /s/ Donald M. Cook
Print Name: Donald M. Cook
Title: Chair, Compensation

EMPLOYEE:

/s/ David A. Woodle
DAVID A. WOODLE

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